Optex System
Merrick Okamoto
mokamoto@cox.net

CONSULTING AGREEMENT between OPTEX SYSTEMS INCORPORATED and ECON Corporate Services, Inc. (ECON), owner of www.InvestorIdeas.com

2009 SHOWCASE AGREEMENT

Effective date on the 1st day of April, 2009 by OPTEX SYSTEMS HOLDINGS, INC., a corporation with an office located in Richardson, Texas (the "Company") and ECON Corporate Services, Inc. and www.InvestorIdeas.com  PRIVATE corporations (the "Consultant"), with offices in Delta B.C. and Point Roberts WA respectively.

Showcase Services:

Full Program – Company to be featured on:
Investorideas.com, Homelanddefensestocks.com and affiliated Defense site http://www.nationalhomelandsecurityknowledgebase.com (NHSK)

Investorideas.com currently has over 400,000 unique visitors per month and NHSK has an audience of over 1 million unique visitors per month

Featured Company Services:

The Company hereby retains InvestorIdeas.com™, a global investor and industry internet portal, and related industry specific sub portal(s) to render services with respect to the following, including but not limited to:

Corporate Showcase:
Develop corporate pages on our site to include your news, management profile, corporate profile, regulatory links and other pertinent corporate information including audio and video and Flash Media Corporate Presentations on the home page of the InvestorIdeas.com™ Hub and your defense sector portal home page as well as the stock directory page for your sector(s).

Maintain and update your company section to be current on the portal pages, with all news releases to be posted the day of your release.

In addition, Investor Ideas features a section on our site where interested investors are able to request additional information regarding your company; these investors are automatically added to ongoing distribution.

Your Company News Release Distribution:  The Investor Ideas Newswire – All of your company news will be featured on our newswire and sent to our data base
Investor Ideas Newswire is fast becoming a valuable news source for investors and industry leaders. Investor Ideas Newswire is indexed by Google News, My Yahoo! and other leading news sources.

Examples of additional Investor Ideas Newswire Distribution:
ABC News 7
About.com -
Boston Herald -
Daily Herald –
Denver Post -
Salt Lake Tribune –
Street IQ.com -
Finance-investing.com –
Kiplinger.com -
CNET News.com -
PaidContent.org –
Syndic8.com –

We also distribute your company news to our current and growing database of media, industry, shareholders, analysts, fund mangers, investors and brokers specifically related to your sector.

News Distribution to National Homeland Security Knowledgebase Newswire: Security and Defence News Feed
http://nationalhomelandsecurityknowledgebase.com/Feeds/main.xml

News we create -   Initiate coverage on your sector portal with an introductory portal news release announcing your company as a new "featured company" via a major wire service as well as to our data base and online distribution partners.
Additionally we will feature your company in portal news related to your sector, and include the company in all relevant general news, promotions and interviews when possible. A company's visibility expands significantly through inclusion in the professional portal releases with well- known industry experts or larger companies in the sector. We receive full permission and 'sign off' by all participants; therefore news is picked up under the stock symbols of all participating companies.

Industry Articles and feature stories   – Sector and Industry Specific
Additionally we will feature your company in portal news related to your sector, and include the company in all relevant general news, promotions and interviews when possible. A company's visibility expands significantly through inclusion in the professional portal releases with well- known industry experts or larger companies in the sector. We receive full permission and 'sign off' by all participants; therefore news is picked up under the stock symbols of all participating companies.

Consulting Services
We will also work directly with the company’s in- house IR contacts to assist with news release writing, creation, distribution channels and provide input for SEO and increased visibility.
We will also work with the IR contact to direct investor, analyst and broker leads on behalf of OPTEX.

Terms
The Consultant hereby accepts such retention on the terms and conditions herein set forth and agree to use its best efforts to perform these services at the request of the Company.

Consultant recognizes and confirms that some of the information to be provided by the Company is non-public, confidential or proprietary in nature. Consultant hereby agrees that such information will be kept confidential and will not, without the prior consent of the Company, be disclosed by them, their agents or employees, except as otherwise required by law.

Term

The term of this Agreement shall commence on April 1, 2009 for twelve months with an option to renew.

Compensation

In full consideration and compensation for the consulting services to be rendered to the Company by the Consultant, the Consultant shall be remunerated as follows:

The Company shall pay ECON, a cash fee of $3000 per month for the services rendered by ECON on the Company's behalf due in arrears by the 30th day of each month following the month in which services are rendered. First month and last month are due upon signing of agreement.

In addition to the fees set out above, the Company has issued a total of 250,000 shares of its Common Stock, restricted as to transfer under Rule 144, promulgated pursuant to the Securities Act of 1933 (“Rule 144”), to the Consultant, under the following terms and conditions:  Shares are to be released from escrow as follows:  83,334 shares on the date of this agreement, and 83,333 shares on each of the 60th and 90th day following the date of execution of this contract..

If Rule 144 is available, required 144 opinion letters will be provided by the company at the time of clearing.

Consultant agrees to disclose its compensation in disclaimer as required by U.S., Canadian, and "Blue Sky" Securities Laws and other laws and regulations or as mandated by any forum in which the Company's securities are traded.

In the event, 3rd Party Collection becomes necessary, the signee is responsible for all reasonable attorney and collection fees, up to and including litigation.

EXPENSES

The Company agrees to pay portal news releases distributed including Market Wire and other comparable wires. The average wire cost is $200 - $300 per release (total cost).  Investorideas.com does not mark up the costs, you will be billed direct cost from market wires.

COMPANY'S OBLIGATIONS

The Company shall make best efforts to comply with all disclosure and regulatory policies.

The Company shall make available to the Consultant all information concerning the business, assets, operations and financial condition of the Company, which the Consultant reasonably requests in connection with the performance of its obligations.

The Consultant may rely on the accuracy of all such information without independent verification.

The Company shall provide the personnel and materials necessary to prepare and send information to investors and brokers as required by the Consultant.

CONSULTANT'S OBLIGATIONS

The Consultant warrants that it has all the applicable licenses and qualifications to do business in the United States and Canada. The Consultant agrees to comply with all Laws and regulations of the United States of America and of the specific states and Canada and provinces regarding all of its activities in representing the Company, including but not limited to, general public relations activities, advertising, and communications with stockholders, investors and consumers. The Consultant agrees to comply with all disclosure laws, regulations and opinions enforced by the Securities and Exchange Commission, any other applicable Federal, state, or provincial agency, self-regulatory organization, or any forum in which the Company's securities are traded. ECON complies with all disclosure laws on its disclaimer at http://www.investorideas.com/About/Disclaimer.asp

CONFIDENTIALITY

The Consultant hereby agrees to maintain in the strictest confidence all such information provided to it by the Company,. ECON agrees to sign a separate confidentiality agreement at the Company's request.   ECON AGREES TO NOT TRADE IN THE COMPANY’S STOCK WHILE IN POSSESSION OF ANY MATERIAL INSIDE INFORMATION UNTIL THREE BUSINESS DAYS AFTER SUCH INFORMATION IS MADE PUBLIC BY THE COMPANY.

INDEMNIFICATION

The Company shall indemnify and hold harmless the Consultant against any and all loss, liability, damage, cost or expense arising out of any claim or lawsuit, actual or threatened, which the Consultant may suffer, sustain or become subject to, as a result of, or in connection with, the performance of their obligations under this Agreement, except for any loss, liability or expense which is suffered as the result of, or in connection with, the Consultant's willful misconduct, or negligent, reckless or grossly negligent conduct, provided that the Consultant shall give prompt written notice to, and shall cooperate with and render assistance to, the Company regarding any such claim or lawsuit, and provided further the Company shall have the option to undertake and conduct the defence of any such claim or law suit.

Consultant agrees to indemnify and hold harmless the Company from any and all loss, liability, damages, cost or expense arising out of any claim or lawsuit, actual or threatened, which the Company may suffer, sustain or become subject to, as a result of or in connection with Consultant's willful misconduct, negligent, reckless or grossly negligent conduct or failure to act where action was warranted.

The Company shall make best efforts to comply with all SEC disclosure and regulatory policies.

The Company agrees in the event of their contracting additional third party IR firm campaigns, not related to ECON, to not use ECON's contact info (email or phone #) or ECON URL's in any form of spam or illegal redistribution by the retained IR firm. Any direct violation will result in the company and the said IR firm responsible for any damages to ECON.

ASSIGNMENT

No interest of any party under this Agreement may be assigned or otherwise transferred except with the written consent of the other party.

ARBITRATION AND GOVERNING LAW

The Parties agree that any claim or dispute between them or against any agent, employee, successor, or assign of the other, whether related to this agreement or otherwise, and any claim or dispute related to this agreement or the relationship or duties contemplated under this contract, including the validity of this arbitration clause, shall be resolved by binding arbitration by the American Arbitration Association, under the Arbitration Rules then in effect. Any award of the arbitrator(s) may be entered as a judgment in any court of competent jurisdiction. Information may be obtained and claims may be filed at any office of the American Arbitration Association or at Corporate Headquarters, 335 Madison Avenue, Floor 10, New York, New York 10017-4605. Telephone: 212-716-5800, Fax: 212-716-5905, Website: www.adr.org.   This agreement shall be interpreted under the Federal Arbitration Act.

This Agreement shall be governed by and construed in accordance with Delaware law.

Please fax copy to our office via fax: 866 735 3518 or by email

ECON CORPORATE SERVICES	OPTEX SYSTEMS INCORPORATED
Investorideas.com

/s/ Dawn Van Zant	/s/ Merrick D. Okamoto

Ms. Dawn Van Zant, Director	Merrick D. Okamoto

Canadian Address
ECON Corporate Services, Inc.
5134 Cliff Drive
Delta, B.C. Canada
V4M - 2C3

US Address
ECON US , Inc.
Suite 102 - 1385 Gulf Road
Pt. Roberts, WA
98281 - USA